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                                                                 Exhibit (c)(3)


[BEAR STEARNS LOGO ]                               BEAR, STEARNS & CO. INC.
                                                              383 Madison Avenue
                                                       New York, New York  10179
                                                                Tel 212-272-2000
                                                             www.bearstearns.com


February 17, 2003


Transaction Committee of the Board of Directors
Board of Directors
Multex.com, Inc.
100 William Street
7th Floor
New York, New York  10038


Gentlemen:

We understand that Multex.com, Inc. ("Multex"), Reuters Group PLC (together with its affiliates, "Reuters") and Proton Acquisition Corporation ("Merger Sub") have entered into an Agreement and Plan of Merger (the "Agreement") dated February 17, 2003, pursuant to which Merger Sub, a wholly owned subsidiary of Reuters, will commence a tender offer (the "Offer") to purchase all issued and outstanding shares of Multex common stock, par value $0.01 (the "Shares"), at a price of $7.35 per Share, net to the seller in cash. The Offer is subject to not less than 50.1% of the Shares being properly tendered. Following consummation of the Offer, assuming not less than 50.1% of the Shares are purchased pursuant to the Offer, Merger Sub will merge (the "Merger") with and into Multex (the Merger together with the Offer, the "Transaction"). Pursuant to the Merger, those shareholders who do not tender their Shares pursuant to the Offer will receive $7.35 per Share in cash. The cash amount pursuant to the Offer and the Merger is herein defined as the "Consideration to be Received." You have provided us with a copy of the Agreement in substantially final form. One current officer and one former officer of Reuters are members of Multex's Board of Directors and Reuters owns approximately 6% of the Shares.

You have asked us to render our opinion as to whether the Consideration to be Received is fair, from a financial point of view, to the shareholders of Multex, excluding Reuters.

In the course of performing our review and analyses for rendering this option, we have:

- reviewed the Agreement, the various Tender and Voting Agreements between seven senior managers of Multex and Reuters, and the proposed Employment Agreement between Isaak Karaev, Chairman and Chief Executive Officer of Multex, and Reuters;

- reviewed Multex's Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 1999 through 2001, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002, and its press release dated January 30, 2003 setting forth the preliminary results of operations for the quarter ended and year ended December 31, 2002;

- reviewed certain operating and financial information relating to Multex's business and prospects, including projections for the four years ended December 31, 2006, provided to us by management of Multex consisting of a base case and a sensitivity to the base case, quantifying the effect of certain risks to the base case, including, among others, new entrants to Multex's markets (together, the "Projections");









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Multex.com, Inc.
February 17, 2003
Page 2

- met with certain members of Multex's senior management to discuss Multex's business, operations, historical financial results, the Projections and future prospects;

- reviewed the historical prices, trading multiples and trading volume of the Shares;

- reviewed publicly available financial data, stock market performance data and trading multiples of companies in the financial information services sector that we believed to be relevant;

- reviewed the terms of (i) recent mergers and acquisitions of companies in the financial information services sector that we believed to be relevant and (ii) premia paid in acquisitions of a diverse set of companies of a similar size to Multex and which we believed relevant to our analysis of the Transaction;

-     performed discounted cash flow analyses on the Projections; and


- conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the Projections, provided to us by Multex. With respect to the Projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Multex as to the expected future performance of Multex with and without taking into account the risks described above. We have not assumed any responsibility for the independent verification of any such information or of the Projections provided to us, and we have further relied upon the assurances or of the senior management of Multex that they are unaware of any facts that would make the information and Projections provided to us incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Multex, nor have we been furnished with any such appraisals. During the course of our engagement, while not authorized to seek offers for Multex, we and Multex's management held preliminary, informal discussions with other large financial information services companies with respect to a possible acquisition of Multex and we have considered the results of such discussions in rendering our opinion. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Agreement without any amendments or modifications that collectively would have a material effect on Multex.

We have acted as a financial advisor to the Transaction Committee of the Board of Directors of Multex in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. In the ordinary course of business, we and our affiliates may actively trade the equity and debt securities and/or bank debt of Multex and/or Reuters for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

It is understood that this letter is intended for the benefit and use of the Transaction Committee of the Board of Directors of Multex and the Board of Directors of Multex in connection with their review of the Transaction and does not constitute a recommendation to the Transaction Committee of the Board of Directors of Multex, the Board of Directors of Multex or any holders of Shares as to how to vote in connection with the Transaction or whether to tender their Shares in the Offer. This opinion does not address Multex's underlying business decision to pursue the Transaction, the relative merits of the
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Multex.com, Inc.
February 17, 2003
Page 3


Transaction as compared to any alternative business strategies that might exist for Multex or the effects of any other transaction in which Multex might engage. This letter is not to be used for any other purpose, or to be reproduced, disseminated, quoted from or referred to any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any Schedule 14D-9 or any proxy statement to be distributed to the holders of Shares in connection with the Transaction, if applicable. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be Received is fair, from a financial point of view, to the shareholders of Multex, excluding Reuters.


Very truly yours,

BEAR, STEARNS & CO. INC.

By: /s/ Mark A. Van Lith
   ----------------------
        Mark A. Van Lith
        Senior Managing Director